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                                                                   EXHIBIT 10.25


March 8, 2001


Jeffrey Walker
2 Meadows Creek Court
Portola Valley, CA  94028

Dear Jeffrey:

On behalf of Accrue Software, Inc. (the "Company"), I am pleased to offer you the position of Chief Executive Officer and Member of the Board of Directors, reporting to me and the Board of Directors, starting on April 2, 2001. You will be in the Company's offices 3 to 4 days during the week of March 12, 2001. Your salary will be $29,166.66 per month, corresponding to $350,000.00 per year. Your salary will be payable in accordance with the Company's standard payroll policies (subject to normal required withholding). In addition, you will be eligible for a performance bonus of $150,000.00 at target, payable twelve (12) months from your start date based on performance criteria to be established by the Board of Directors. You will be covered by the Company's standard benefits package including health insurance and flexible time off policy. You benefit coverage will begin March 12, 2001.

You will be granted an incentive stock option (to the fullest extent allowed) to purchase 900,000 shares of Common Stock exercisable at the fair market value on the date of grant by the Company's Board of Directors. The option is immediately exercisable and will vest at the rate of 2.78% of the total shares per month after your commencement of employment, so that at the end of three years, the option will be fully vested provided you remain an employee of the Company. The Company will provide you with a full recourse loan to cover the exercise price of the option. The option will be subject to approval and grant by the Company's Board of Directors, which will occur at the first regular board meeting following the commencement of your employment, and the execution of the Company's standard Option Agreement under its 1996 Stock Plan. In the event you are terminated without cause during the first 12 months of employment, due to a Change of Control, there will be a one year acceleration of vesting in addition to what has been vested to date. Additionally, if you are terminated without cause after the first 12 months of employment due to a Change of Control, you will receive 100% vesting in your option. Termination will include any substantial reduction in job responsibilities. Full definitions of "termination" and "Change of Control" will be included in a separate document.

Should your job be terminated involuntarily for any reason other than "for cause," your salary, benefits, and stock option vesting will continue for six months beyond the date of termination, or one year from your date of hire, whichever is later.

Our offer to you is conditioned upon your execution of the Accrue Software, Inc. Proprietary Information and Inventions Agreement, and conditioned upon your ability to provide and maintain the proper and necessary visa and other documentation required for you and Accrue to comply with all applicable United States immigration laws and regulations. In addition, you will abide by the Company's strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secret, or proprietary materials or processes of such employer.

Your employment by Accrue will be for an indefinite term and on an "at-will" basis. This means that Accrue may terminate the employment relationship at any time, with or without cause. This "at-will" relationship may be changed only by a written agreement entered into for this purpose and signed by the Company's Chief Executive Officer. The other terms and conditions of your employment will be governed by various policies and programs of the Company, in writing and otherwise, and that those policies and programs may be changed from time to time by the Company in its discretion. The voluntary "at-will" nature of my employment shall not be affected nor changed by any other employment policies or programs the Company may have, now or in the future.

Except for injunctive proceedings against unauthorized disclosure of confidential information, any and all claims or controversies between you and Accrue, including but not limited to any claim based in tort, contract or employment discrimination or any claim based on federal or state regulation, shall be settled by arbitration in accordance with the then commercial arbitration rules of the American Arbitration Association. The location of the arbitration shall be San Jose, California.

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Jeffrey Walker
March 8, 2001
Page Two


This offer will be held open for three (3) days. To accept please sign at the bottom of this letter.

Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working together. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

Very truly yours,

/s/ Robert Smelick

Robert Smelick
Chairman, Board of Directors
Accrue Software, Inc.

I, Jeffrey Walker, understand the foregoing terms and conditions and hereby accept them as stated:

Signed: /s/ Jeffrey Walker                   Date:  3/9/10
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